UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
J. MICHAEL EGAN
PETER A. FELD
STEVEN J. LEE
CHARLES T. ORSATTI

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a solicitation statement and an accompanying WHITE request form to be used to solicit written requests from shareholders of Orthofix International N.V., a limited liability company organized under the laws of the Netherlands Antilles (the “Company”), to call a special general meeting of the Company for the purpose of seeking to remove and replace certain directors of the Company.

Item 1: On January 12, 2009, Ramius issued the following press release:

Ramius Sends Letter and Mails Consent Solicitation Statement to Orthofix Shareholders

Monday January 12, 8:00 am ET

Urges Shareholders to Support Calling a Special Meeting to Elect Four New, Highly Qualified Nominees to Replace Four Current Directors
Believes Orthofix Should Explore a Potential Sale of Blackstone Medical, Explore Opportunities to Reduce Costs, and Explore Any Other Value Enhancing Alternatives That May Be Available

NEW YORK--(BUSINESS WIRE)--RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC, together with their respective affiliates (the “Ramius Group”) today announced that it has sent a letter and mailed a Consent Solicitation Statement to shareholders of Orthofix International N.V. (“Orthofix” or the “Company”) (Nasdaq: OFIX - News). Ramius, the beneficial owner of approximately 5.1% of the Company’s outstanding common shares, is seeking to call a special general meeting for the purpose of making substantial changes to the composition of Orthofix’s Board of Directors. For more information on how to vote, as well as other solicitation materials, please visit www.ShareholdersForOrthofix.com.

In the letter, Ramius urges shareholders to support the call for a special meeting in order to elect four new, highly qualified individuals -- J. Michael Egan, Peter Feld, Steven J. Lee and Charles T. Orsatti (the “Nominees”) -- to replace four current members of Orthofix’s ten-member Board. Ramius’ Nominees form an experienced team that possesses the fortitude, skill set and experience to maximize value for all Orthofix shareholders.

Ramius Partner Jeffrey C. Smith stated, “Orthofix is at a critical juncture and we believe it is imperative for shareholders to support our proposal to call a special meeting. Due to the ill-conceived and poorly executed acquisition of Blackstone Medical in 2006, the Company faces significant operating losses and a highly-levered balance sheet with debt covenants that begin to tighten in late 2009. The shareholders of Orthofix deserve better representation and we believe that it is necessary to act now in order to prevent further erosion of shareholder value.”

The full text of the letter follows:

January 12, 2009

Dear Fellow Orthofix Shareholder:

SUPPORT OUR EFFORTS TO CALL A SPECIAL MEETING OF ORTHOFIX SHAREHOLDERS

RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC, together with their respective affiliates (the “Ramius Group”), is seeking your support to call a Special General Meeting of Shareholders (the “Meeting”) of Orthofix to elect four new, highly qualified individuals -- J. Michael Egan, Peter Feld, Steven J. Lee and Charles T. Orsatti (the “Nominees”) -- to replace four current members of Orthofix’s ten-member Board. The Nominees are independent from Orthofix and possess the fortitude, skill set, and experience, to maximize value for all Orthofix shareholders. We believe this change is essential now to preserve and enhance the value of the shareholders’ investment in Orthofix. We believe the current Board of Directors (“Board”) has failed spectacularly in its oversight of Orthofix and we have serious concerns regarding the future performance and financial stability of the Company under its direction.

As significant shareholders who currently own approximately 5.1% of the Company’s outstanding shares, the Ramius Group’s interest to preserve and enhance shareholder value is fully aligned with fellow shareholders.

PROMPT, DECISIVE ACTION IS REQUIRED IMMEDIATELY TO ENSURE THE FUTURE SUCCESS OF ORTHOFIX

Orthofix is at a critical juncture. We believe it is critical for shareholders to support our proposal to call the Meeting as opposed to waiting to act at the annual meeting, which may not be held for several months. Due to the ill-conceived and poorly executed acquisition of Blackstone Medical (“Blackstone”) in 2006, the Company faces significant operating losses from Blackstone and a highly-levered balance sheet with debt covenants that begin to tighten in late 2009. In order to remain in compliance with these covenants, the Company must significantly improve EBITDA or make substantial debt repayments. If immediate action is not taken and the Company continues to generate substantial losses at Blackstone, it is possible that Orthofix may breach a covenant, which could cause further damage to the Company.

ORTHOFIX’S CAPITAL STRUCTURE IS PRECARIOUS AND INACTION COULD RESULT IN FURTHER DAMAGE TO THE COMPANY

In October 2008, the Company was forced to seek an amendment to the terms of its credit facility due to probable non-compliance with the Debt / Last Twelve Month EBITDA covenant (“EBITDA covenant”). As a result of the amendment, the interest rate increased from LIBOR +175 basis points to LIBOR +450 basis points. We estimate that this increase in interest rate will cost the Company an additional $8 million per year in addition to the one-time amendment fee of $1.5 million.

It is important to recognize that this amendment only provides covenant leniency for a short time. Beginning in the third quarter of 2009, the EBITDA covenant begins to tighten from the current level of 4.0x Debt / EBITDA down to 2.5x Debt / EBITDA in the third quarter of 2010 and beyond. The current Debt / EBITDA ratio as of the third quarter of 2008 was 3.6x. In order for Orthofix to remain in compliance with the EBITDA covenant, the Company must significantly improve EBITDA or reduce debt well beyond the recently announced debt repayment of $10 million.

THE ANNOUNCED RESTRUCTURING INITIATIVES AT BLACKSTONE ARE WHOLLY INADEQUATE AND A SALE OF BLACKSTONE SHOULD BE EXPLORED PRIOR TO FURTHER INTEGRATION INTO ORTHOFIX

We do not believe that the recently announced initiatives to restructure Blackstone at a cost of $4.2 million in order to save $5 million per year beginning in 2011 come anywhere close to being adequate to reverse the negative trends in operating performance. These initiatives at Blackstone call for further integration of that business into the core businesses of Orthofix which could make it more difficult to separate if Blackstone is sold. Before spending significant cash and resources to integrate this troubled business into the core businesses, we believe it makes sense to first explore options to sell Blackstone. However, management and the Board appear committed to these actions which, we believe, will make it more difficult to sell Blackstone as a separate business. We believe it is prudent for shareholders to act now to help us call the Meeting before Orthofix takes further steps to integrate Blackstone into the core businesses.

WE BELIEVE ORTHOFIX SHOULD IMMEDIATELY EXPLORE AND EXECUTE A SALE OR DISPOSITION OF BLACKSTONE AT THE HIGHEST POSSIBLE PRICE

A sale of Blackstone and a reduction in corporate overhead expenses, which have nearly doubled since the acquisition of Blackstone, will position Orthofix to remain in compliance with its debt covenants, to begin repaying the debt, and to significantly improve shareholder value. Given the Company’s depressed share price, we believe it is unacceptable for management and the Board to explore other, highly dilutive financing options such as equity or convertible offerings to address the leverage issue when other non-dilutive options, such as a sale of Blackstone, are available.

By exploring and executing a sale of Blackstone at the most favorable price possible and reducing corporate overhead, Orthofix could reduce debt, improve consolidated EBITDA and Free Cash Flow, significantly reduce the risk of a covenant default, and position the Company for future success.

RAMIUS NEEDS YOUR SUPPORT TO CALL A SPECIAL MEETING TO GIVE YOU THE OPPORTUNITY TO ELECT SKILLED DIRECTORS COMMITTED TO MAXIMIZING SHAREHOLDER VALUE

Under the supervision of the current Board, Orthofix has significantly underperformed. The Company faces substantial challenges for 2009 and beyond in large part due to the actions the current Board has taken over the last several years. A vast majority of the current Directors were on the Board prior to the acquisition of Blackstone. The current Board voted to approve the Blackstone deal, approve the operating plan, approve the incurrence of $300 million in debt to fund the acquisition, and have recently approved the announced restructuring initiatives, which we believe fall well short of the actions that are necessary to remedy the situation. Ask yourself if these are the Directors you want representing you?

As shareholders, we do not believe you should count on the same individuals who put the Company in this position to remedy the situation. It is critical for the Company to be governed by a Board that has fresh perspectives and new ideas on how to create value for shareholders. Ramius’ Nominees are well-qualified and eager to contribute to the future success of Orthofix. Despite what the Company may tell you, time is of the essence. The additional costs to the Company and to the Ramius Group related to the Meeting pale in comparison to the benefits that could accrue to shareholders if the appropriate actions are taken to ensure the long-term health and prosperity of Orthofix. If elected, the Nominees would be supportive of actions to explore a potential sale of Blackstone, explore opportunities to reduce costs, and explore any other value enhancing alternatives that may be available. The Nominees, if elected, would work constructively with the remaining members of the Board to maximize value for all shareholders.

WE URGE SHAREHOLDERS TO ACT NOW! COMPLETE AND RETURN THE WHITE REQUEST CARD TODAY

Remember, your support to call the Meeting in no way commits you to vote to remove and replace the four current Orthofix Directors with our Nominees. If we are successful in calling the Meeting, we look forward to sharing additional insight and analysis with you when we file our proxy materials for the Meeting.

Please do not sign any BLUE revocation cards from the Company, and please DISCARD them. If you have already signed the Company’s card, you may revoke it by delivering a later-dated WHITE request card in the enclosed postage-paid envelope or voting by telephone or the Internet as described on the enclosed WHITE request card. Only your latest dated, executed vote counts.

For additional information, we would refer you to our previously disclosed letter to shareholders dated December 3, 2008, which is available through EDGAR at www.sec.gov. A copy of the letter, as well as more information about this process, is available at www.ShareholdersForOrthofix.com.

We thank you for your support.

/s/ Jeffrey C. Smith
Jeffrey C. Smith
Partner, Ramius LLC

WE URGE YOU TO SIGN AND RETURN YOUR WHITE MEETING REQUEST CARD TODAY.

IF YOU HAVE ANY QUESTIONS ABOUT THE MEETING REQUEST,

PLEASE CONTACT THE FIRM ASSISTING US IN THIS SOLICITATION:

INNISFREE M&A INCORPORATED TOLL-FREE AT: (888) 750-5884

BANKS AND BROKERS PLEASE CALL COLLECT: 212-750-5833

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), together with the other participants named herein, has filed a definitive solicitation statement and an accompanying WHITE request card with the Securities and Exchange Commission (“SEC”) to be used to solicit written requests from shareholders of Orthofix International N.V., a limited liability company organized under the laws of the Netherlands Antilles (the “Company”), to call a special general meeting of the Company for the purpose of seeking to remove and replace certain directors of the Company.

If successful in their solicitation of written requests to call the special general meeting, the participants intend to file and disseminate a separate proxy statement and proxy card relating to proposals to be voted upon at the special general meeting.

VALUE AND OPPORTUNITY MASTER FUND ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE SOLICITATION STATEMENT AND OTHER SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE CONSENT SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE SOLICITATION STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5884.

The participants in the proxy solicitation are Value and Opportunity Master Fund, Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”), Ramius Advisors, LLC (“Ramius Advisors”), RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), Ramius LLC (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), Peter A. Feld (“Mr. Feld”), J. Michael Egan (“Mr. Egan”), Steven J. Lee (“Mr. Lee”) and Charles T. Orsatti (“Mr. Orsatti”).

As of the date of this filing, Value and Opportunity Master Fund beneficially owns 765,045 shares of Common Stock of the Company. RCG Starboard Advisors, as the investment manager of Value and Opportunity Master Fund, is deemed to be the beneficial owner of the 765,045 shares of Common Stock of the Company owned by Value and Opportunity Master Fund.

As of the date of this filing, Enterprise Master Fund beneficially owns 106,935 shares of Common Stock of the Company. Ramius Advisors, as the investment advisor of Enterprise Master Fund, is deemed to be the beneficial owner of the 106,935 shares of Common Stock of the Company owned by Enterprise Master Fund.

Ramius, as the sole member of each of RCG Starboard Advisors and Ramius Advisors, C4S, as the managing member of Ramius, and Messrs. Cohen, Stark, Strauss and Solomon, as the managing members of C4S, are each deemed to be the beneficial owners of the 765,045 shares of Common Stock of the Company owned by Value and Opportunity Master Fund and the 106,935 shares of Common Stock of the Company owned by Enterprise Master Fund. Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the shares of Common Stock of the Company owned by Value and Opportunity Master Fund and Enterprise Master Fund by virtue of their shared authority to vote and dispose of such shares of Common Stock.

As of the date of this filing, none of Messrs. Feld, Egan, Lee or Orsatti directly own any shares of Common Stock of the Company.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Contact:

Media & Shareholders:
Sard Verbinnen & Co
Dan Gagnier/ Renée Soto/Jonathan Doorley
212-687-8080

Source: RCG Starboard Advisors, LLC